Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 dated June 10, 2015 of our reports dated July 18, 2014, relating to the consolidated balance sheets of Mitsubishi UFJ Financial Group, Inc. (“MUFG”) and subsidiaries (together, the “MUFG Group”) as of March 31, 2013 and 2014, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the three years in the period ended March 31, 2014 and the effectiveness of the MUFG Group’s internal control over financial reporting as of March 31, 2014, appearing in the Annual Report on Form 20-F of MUFG for the year ended March 31, 2014.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan

June 10, 2015